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EXHIBIT 99.1	Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7448

PRESS RELEASE
MAGNA ENTERTAINMENT CORP. ANNOUNCES APPOINTMENT OF
JOSEPH A. DE FRANCIS AS DIRECTOR

AURORA, ON, July 20, 2006 — Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A). today announced that Joseph A. De Francis has been appointed as a Director of the Company, effective immediately.

Mr. De Francis is currently an Executive Vice-President of MEC and Chief Executive Officer of the Maryland Jockey Club. In addition, Mr. De Francis is a member of Magna Entertainment Corp.'s Executive Management Committee and is Frank Stronach's Principal Advisor on all technology and distribution initiatives.

"Over the years, Joe has made an enormous contribution to the horse racing industry and to Magna Entertainment, in particular, and we are delighted that he has taken on this new role," said Mr. Frank Stronach, Chairman of MEC "Given Joe's vast knowledge of both Magna Entertainment and the racing industry, we feel he is the perfect fit for our Board. On behalf of the directors of Magna Entertainment, I welcome Joe to the Board."

Mr. De Francis stated, "It has been a pleasure working with everyone at Magna Entertainment and watching the company evolve. I am thrilled about the direction in which Magna Entertainment is headed and look forward to being a part of this exciting time."

In November 2002, Magna Entertainment bought a controlling interest in the Maryland Jockey Club, which was previously controlled by the De Francis family. Maryland Jockey Club is the owner of Laurel Park and historic Pimlico, the home of the Preakness Stakes, the second leg of thoroughbred racing's Triple Crown.

A native of Baltimore, Maryland, Mr. De Francis has been the Chief Executive Officer of the Maryland Jockey Club since August 1989. Prior to that, Mr. De Francis practiced law with the Washington, D.C. office of Latham & Watkins, a Los Angeles-based firm, where he specialized in antitrust law, including litigation and merger and acquisition work. Mr. De Francis graduated from UCLA School of Law with a J.D. Degree (1982), UCLA Graduate School of Management with an M.B.A. Degree in Business Economics (1982), and Stanford University with an A.B. Degree in Political Science (1977). Mr. De Francis has served on the Boards of Directors of numerous industry, civic and charitable organizations, including the National Thoroughbred Racing Association, the Board of Trustees of Loyola College, and the Baltimore Symphony. Mr. De Francis currently serves on the Johns Hopkins Heart Institute Board of Governors, and the Boards of Directors of Triple Crown Productions, the Maryland Million and the Signal 13 Foundation. Mr. De Francis belongs to the State Bar of California and the Los Angeles County Bar Association in an inactive status membership.

MEC, North America's number one owner and operator of horse racetracks, based on revenues, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering systems, and Horse Racing TV™, a 24-hour horse racing television network.

For more information contact:
Dennis Mills
Vice-Chairman
Magna Entertainment Corp.
337 Magna Drive, Aurora, ON L4G 7K1
Telephone: 905-726-7197
www.magnaent.com

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PRESS RELEASE MAGNA ENTERTAINMENT CORP. ANNOUNCES APPOINTMENT OF JOSEPH A. DE FRANCIS AS DIRECTOR